MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS
FISCAL 2024 FIRST QUARTER RESULTS

Company Continues to See FY2024 Revenues of $900-930 Million and AOI of $160-$170 Million(1)
Company Updates FY2024 Operating Income Range to $85-$95 Million(2)
On Track to Deliver Low Double-Digit Percentage Increase in Bookings Events in FY2024
Due to Strong Demand, Two Shows Added to Upcoming Christmas Spectacular Run, Bringing Total to 187 Shows

NEW YORK, N.Y., November 7, 2023 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) ("MSG Entertainment" or the "Company") today reported financial results for the fiscal first quarter ended September 30, 2023.
The fiscal 2024 first quarter marked the start of MSG Entertainment's first full fiscal year as a standalone public company. The Company continues to see its bookings calendar for the remainder of fiscal 2024 fill up and remains on track to achieve a low double-digit percentage increase in events in its bookings business for the fiscal year. Last month, the New York Knicks and New York Rangers returned to the Madison Square Garden Arena ("The Garden") for the start of their 2023-24 regular seasons. Next week, the Christmas Spectacular production returns to Radio City Music Hall for its 90th holiday season. Given strong overall demand for this year's production, the Company recently added two performances to this year's run, for a total of 187 planned shows as compared to 181 shows in fiscal 2023.
Financial results for the fiscal 2024 first quarter reflect the Company on a fully standalone basis. Results for the fiscal 2023 first quarter, which was prior to the spin-off from Sphere Entertainment Co. (“Sphere Entertainment”), are presented in accordance with generally accepted accounting principles ("GAAP") for the preparation of carve-out financial statements. These prior year results do not include all of the expenses that would have been incurred by MSG Entertainment had it been a standalone company for the period presented. Therefore, results for the fiscal 2024 first quarter are not fully comparable with results for the prior year period.
For the fiscal 2024 first quarter, the Company reported revenues of $142.2 million, a decrease of $4.2 million, or 3%, as compared to the prior year quarter. In addition, the Company reported an operating loss of $33.4 million, an increase of $22.1 million as compared to the prior year quarter, and an adjusted operating loss of $0.7 million, as compared to adjusted operating income of $11.5 million in the prior year quarter.(1)
Executive Chairman and CEO James L. Dolan said, “We are seeing strong demand across our business and are excited to welcome millions of guests to our venues in the coming months, including for this year’s Christmas Spectacular. We are on the path to generating robust growth this fiscal year and are confident that we are well positioned to create long-term value for shareholders.”
Results for the Three Months Ended September 30, 2023 and 2022:

	Three Months Ended
	September 30,		Change
$ millions	2023	2022	$	%
Revenues	$142.2	$146.5	$(4.2)	(3)%
Operating Loss	$(33.4)	$(11.3)	$(22.1)	(196)%
Adjusted Operating (Loss) Income(1)	$(0.7)	$11.5	$(12.2)	NM
Note: Amounts may not foot due to rounding. NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.
(1)See page 3 of this earnings release for the definition of adjusted operating income (loss) ("AOI") included in the discussion of non-GAAP financial measures.
(2)The Company is updating its fiscal 2024 guidance for operating income primarily due to the impact of restructuring charges.

Summary of Reported Results of Operations for the Fiscal 2024 First Quarter
For the fiscal 2024 first quarter, the Company reported revenues of $142.2 million, a decrease of $4.2 million, or 3%, as compared to the prior year quarter. Event-related revenues decreased $8.3 million as compared to the prior year period. This decrease primarily reflected a lower number of concerts held at the Company’s venues as compared to the prior year quarter, partially offset by higher per-concert revenues in the current year period. The prior year quarter benefited from a significant number of concerts that were rescheduled from earlier dates due to the COVID-19 pandemic. The overall decrease in revenues was partially offset by a $2.7 million increase in revenues subject to the sharing of economics with Madison Square Garden Sports Corp. (“MSG Sports”) pursuant to the Company's arena license agreements, primarily reflecting higher suite license fee revenues, and other net increases.
Fiscal 2024 first quarter direct operating expenses of $101.7 million were essentially unchanged as compared to the prior year quarter. Direct operating expenses reflected higher expenses associated with the sharing of economics with MSG Sports pursuant to the arena license agreements of $2.4 million, as well as other net cost increases, offset by lower event-related expenses of $4.7 million.
Fiscal 2024 first quarter selling, general and administrative expenses of $48.8 million increased $8.7 million, or 22%, as compared with the prior year quarter. The fiscal 2024 first quarter reflects the results of the Company on a fully standalone basis. Results for the fiscal 2023 first quarter reflect the allocation of corporate and administrative costs based on the accounting requirements for the preparation of carve-out financial statements. These results do not include all of the expenses that would have been incurred by MSG Entertainment had it been a standalone company in the prior year period. This was the primary driver of the overall increase in selling, general and administrative expenses, partially offset by the impact of the Company’s transition services agreement with Sphere Entertainment Co.
Fiscal 2024 first quarter operating loss increased by $22.1 million to a loss of $33.4 million, and adjusted operating income decreased by $12.2 million to a loss of $0.7 million, both as compared to the prior year quarter. The increase in operating loss was primarily due to restructuring charges, higher selling, general and administrative expenses, and the decrease in revenues. The decrease in adjusted operating income was primarily due to higher selling, general and administrative expenses and the decrease in revenues.
Financial Guidance
The Company is reaffirming its previously issued fiscal 2024 guidance for revenues and adjusted operating income, while updating its guidance for operating income, primarily due to the impact of restructuring charges. The Company currently expects the following:
• Revenues of $900 million to $930 million.
• Operating income of $85 million to $95 million.
• Adjusted operating income of $160 million to $170 million(3).
Other Matters
During the fiscal 2024 first quarter, the Company repurchased 3,525,314 shares of MSGE Class A common stock. This included (i) the repayment of the $65 million delayed draw term loan facility, including accrued fees and interest, from Sphere Entertainment Co. with 1,922,750 shares of MSGE Class A common stock in August, and (ii) the repurchase of 1,602,564 shares of MSGE Class A common stock at a price of $31.20 per share, for an aggregate purchase price of approximately $50 million, as part of the secondary underwritten offering by Sphere Entertainment Co. in September. Since becoming a standalone company in April 2023, the Company has repurchased 4,365,367 shares of MSGE Class A common stock for an aggregate purchase price of approximately $140 million, reducing Class A shares outstanding by approximately 10%.
The Company remains focused on its capital allocation priorities of opportunistically returning capital to shareholders and debt paydown.
An updated version of the MSG Entertainment investor presentation is now available at investor.msgentertainment.com.

(3) See appendix for a reconciliation of operating income to adjusted operating income for fiscal 2024 financial guidance.

About Madison Square Garden Entertainment Corp.
Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment, delivering unforgettable experiences while forging deep connections with diverse and passionate audiences. The Company’s portfolio includes a collection of world-renowned venues – New York’s Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, and Beacon Theatre; and The Chicago Theatre – that showcase a broad array of sporting events, concerts, family shows, and special events for millions of guests annually. In addition, the Company features the original production, the Christmas Spectacular Starring the Radio City Rockettes, which has been a holiday tradition for 90 years. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) the impact of non-cash straight-line leasing revenue associated with the arena license agreements with MSG Sports, (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) share-based compensation expense or benefit, (iv) restructuring charges or credits, (v) merger, spin-off, and acquisition-related costs, including litigation expenses, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, (viii) gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan, and (ix) amortization for capitalized cloud computing arrangement costs. We believe that given the length of the arena license agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company's operating performance. We believe that this adjustment is beneficial for other incremental reasons as well. This adjustment provides senior management, investors and analysts with important information regarding a long-term related party agreement with MSG Sports. In addition, this adjustment is included under the Company’s debt covenant compliance calculations and is a component of the performance measures used to evaluate, and compensate, senior management of the Company. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, spin-off, and acquisition-related costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles, gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the executive deferred compensation plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of the Company on a consolidated and combined basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.
Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA Senior Vice President, Investor Relations, Financial Communications & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072
Justin Blaber Vice President, Financial Communications Madison Square Garden Entertainment Corp. (212) 465-6109
Grace Kaminer Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 631-5076
Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgentertainment.com
Conference call dial-in number is 888-660-6386 / Conference ID Number 8020251
Conference call replay number is 800-770-2030 / Conference ID Number 8020251 until November 14, 2023

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2023	2022
Revenues	$142,212	$146,452
Direct operating expenses	(101,677)	(101,662)
Selling, general, and administrative expenses	(48,822)	(40,114)
Depreciation and amortization	(13,585)	(15,985)
Restructuring charges	(11,553)	—
Operating loss	(33,425)	(11,309)
Interest income	851	1,510
Interest expense	(14,287)	(11,427)
Other (expense) income, net	(4,469)	886
Loss from operations before income taxes	(51,330)	(20,340)
Income tax benefit	659	2,066
Net loss	(50,671)	(18,274)
Less: Net loss attributable to nonredeemable noncontrolling interest	—	(372)
Net loss attributable to MSG Entertainment’s stockholders	$(50,671)	$(17,902)

Loss per share attributable to MSG Entertainment’s stockholders:
Basic and diluted	$(1.00)	$(0.35)

Weighted-average number of shares of common stock:
Basic and diluted	50,437	51,768

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(in thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating income (loss) as described in this earnings release:

•Non-cash portion of arena license fees from MSG Sports. This adjustment removes the impact of non-cash straight-line leasing revenue associated with the arena license agreements with MSG Sports.
•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Company’s Employee Stock Plan, Sphere Entertainment’s Employee Stock Plan, the Company’s Non-Employee Director Plan and Sphere Entertainment’s Non-Employee Director Plan in all periods.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain corporate executives and employees.
•Merger, spin-off, and acquisition-related costs. This adjustment eliminates costs related to mergers, spin-offs and acquisitions, including merger-related litigation expenses, in all periods.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan.

	Three Months Ended
	September 30,
$ thousands	2023	2022
Operating loss	$(33,425)	$(11,309)
Non-cash portion of arena license fees from MSG Sports(1)	(495)	(519)
Depreciation and amortization	13,585	15,985
Share-based compensation (excluding share-based compensation in restructuring charges)	6,177	7,410
Restructuring charges	11,553	—
Merger, spin-off, and acquisition-related costs(2)	2,035	—
Amortization for capitalized cloud computing arrangement costs	—	75
Remeasurement of deferred compensation plan liabilities	(145)	(154)
Adjusted operating (loss) income	$(715)	$11,488
_________________
(1)This adjustment represents the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports. Pursuant to GAAP, recognition of operating lease revenue is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease revenue is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Operating income on a GAAP basis includes lease income of (i) $829 of revenue collected in cash for the three months ended September 30, 2023, and $805 of revenue collected in cash for the three months ended September 30, 2022, and (ii) a non-cash portion of $495 for the three months ended September 30, 2023, and $519 for the three months ended September 30, 2022.
(2)This adjustment represents non-recurring costs incurred and paid by the Company for the sale of the retained interest by Sphere Entertainment Co.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS (unaudited)
(in thousands)

	September 30, 2023	June 30, 2023
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$39,516	$84,355
Accounts receivable, net	100,203	63,898
Related party receivables, current	47,445	69,466
Prepaid expenses and other current assets	96,415	77,562
Total current assets	283,579	295,281
Non-Current Assets:
Property and equipment, net	619,928	628,888
Right-of-use lease assets	229,038	235,790
Goodwill	69,041	69,041
Intangible assets, net	63,801	63,801
Other non-current assets	83,150	108,356
Total assets	$1,348,537	$1,401,157
LIABILITIES AND DEFICIT
Current Liabilities:
Accounts payable, accrued and other current liabilities	$187,187	$214,725
Related party payables, current	69,914	47,281
Long-term debt, current	20,313	16,250
Operating lease liabilities, current	38,211	36,529
Deferred revenue	289,027	225,855
Total current liabilities	604,652	540,640
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	699,427	630,184
Operating lease liabilities, non-current	213,020	219,955
Deferred tax liabilities, net	22,900	23,518
Other non-current liabilities	43,739	56,332
Total liabilities	1,583,738	1,470,629
Commitments and contingencies
Deficit:
Class A Common Stock (a)	454	450
Class B Common Stock (b)	69	69
Additional paid-in capital	17,980	17,727
Treasury stock at cost (4,365 and 840 shares outstanding as of September 30, 2023 and June 30, 2023, respectively)	(140,512)	(25,000)
Accumulated deficit	(79,368)	(28,697)
Accumulated other comprehensive loss	(33,824)	(34,021)
Total deficit	(235,201)	(69,472)
Total liabilities and deficit	$1,348,537	$1,401,157
_________________
(a) Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 45,468 and 45,024 shares issued as of September 30, 2023 and June 30, 2023, respectively.
(b) Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued as of September 30, 2023 and June 30, 2023, respectively.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
SELECTED CASH FLOW INFORMATION
(in thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2023	2022
Net cash provided by (used in) operating activities	$1,378	$(57,326)
Net cash used in investing activities	(55,490)	(1,036)
Net cash provided by financing activities	9,273	102,096
Net increase (decrease) in cash, cash equivalents and restricted cash	(44,839)	43,734
Cash, cash equivalents and restricted cash, beginning of period	84,355	62,573
Cash, cash equivalents and restricted cash, end of period	$39,516	$106,307

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
APPENDIX
FISCAL 2024 FINANCIAL GUIDANCE
ADJUSTMENTS TO RECONCILE OPERATING INCOME TO
ADJUSTED OPERATING INCOME
(in millions)

Fiscal Year 2024
Operating income	$85 - $95
Non-cash portion of arena license fees from MSG Sports	(25)
Depreciation and amortization	55
Share-based compensation	30
Restructuring charges	13
Merger, spin-off and acquisition-related costs	2
Adjusted operating income	$160 - $170